                                                               EXHIBIT 99

Management's Report
Alabama Power Company 1995 Annual Report

The management of Alabama Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Alabama Power Company in conformity with generally accepted accounting principles.




/s/  Elmer B. Harris
Elmer B. Harris
President
and Chief Executive Officer



/s/  William B. Hutchins, III
William B. Hutchins, III
Executive Vice President
and Chief Financial Officer



February 21, 1996

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
of Alabama Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Alabama Power Company (an Alabama corporation and wholly owned subsidiary of The Southern Company) as of December 31, 1995 and 1994, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10-27) referred to above present fairly, in all material respects, the financial position of Alabama Power Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the periods stated, in conformity with generally accepted accounting principles.






/s/  Arthur Andersen LLP

Birmingham, Alabama
February 21, 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Alabama Power Company 1995 Annual Report
RESULTS OF OPERATIONS

Earnings

Alabama Power Company's 1995 net income after dividends on preferred stock was $361 million, representing a $4.6 million (1.3 percent) increase from the prior year. This improvement can be attributed to an increase in retail energy sales of 4.7 percent from 1994 levels. This was primarily due to the extreme summer weather during 1995, especially when compared to the mild weather of 1994. This improvement was partially offset by a 2.6 percent increase in operating costs.

    In 1994, earnings were $356 million, representing a 2.8 percent increase from the prior year. This increase was due to lower operating expenses which decreased 3.0 percent from the previous year. This improvement was partially offset by reduced capacity sales to nonterritorial utilities. Net income was also impacted by the mild weather in 1994.

    The return on average common equity for 1995 was 13.61 percent compared to
13.86 percent in 1994, and 13.94 percent in 1993.

Revenues

Total revenues for 1995 were $3.0 billion, reflecting a 3.1 percent increase from 1994. The following table summarizes the principal factors that affected operating revenues for the past three years:

                                    Increase (Decrease)
                                      From Prior Year
                          ----------------------------------------
                               1995         1994          1993
                          ------------- ------------ -------------
                                      (in thousands)
   Retail --
       Change in
           base rates         $  990        $  --         $ --
       Unbilled
           adjustment             --       28,000           --
       Sales growth           18,174       45,304         24,960
       Weather                54,888      (39,964)        58,536
       Fuel cost recovery
           and other          35,235      (84,344)        96,437
   ---------------------------------------------------------------
   Total retail              109,287      (51,004)       179,933
   ---------------------------------------------------------------
   Sales for Resale --
       Non-affiliates         15,380       (9,345)       (43,686)
       Affiliates            (37,032)     (17,213)        23,887
   ---------------------------------------------------------------
   Total sales for resale    (21,652)     (26,558)       (19,799)
   Other operating
       revenues                1,997        5,095            635
   ---------------------------------------------------------------
   Total operating
       revenues              $89,632     $(72,467)      $160,769
   ---------------------------------------------------------------
   Percent change              3.1%          (2.4)%          5.6%
   ---------------------------------------------------------------

    Retail revenues of $2.5 billion in 1995 increased $109 million (4.6 percent) from the prior year, compared with a decrease of $51 million (2.1 percent) in 1994. The hot weather during the summer of 1995 and higher fuel cost recovery were the primary reasons for the increase in retail revenues over 1994. The mild weather during 1994 and lower fuel cost recovery contributed to the decrease in retail revenues from 1993. Fuel revenues, which increased in 1995, generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and therefore have no effect on net income.

         Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the

Alabama Power Company 1995 Annual Report

contracts. Energy is generally sold at variable cost. These capacity and energy components, as well as the components of the sales to affiliated companies, were:

                      1995           1994           1993
                  -------------------------------------------
                                (in thousands)

   Capacity           $158,825       $165,063       $187,062
   Energy              209,376        222,579        233,253
   ----------------------------------------------------------
   Total              $368,201       $387,642       $420,315
   ----------------------------------------------------------

    Capacity revenues from non-affiliates remained relatively constant in 1995 and 1994. Capacity revenues from sales to affiliates decreased $22 million in 1994. Sales to affiliated companies within the Southern electric system will vary from year to year depending on demand, the availability, and the variable production cost of generating resources at each company.

    Kilowatt-hour (KWH) sales for 1995 and the percent change by year were as follows:

                           KWH            Percent Change
                      -------------------------------------------
                           1995    1995       1994         1993
                      -------------------------------------------
                      (millions)

Residential              14,383     9.1%      (1.7)%      9.2%
Commercial               10,043     4.1        3.4        6.4
Industrial               19,863     2.0        3.2        1.8
Other                       187     0.5        1.1        2.8
                      ----------
Total retail             44,476     4.7        3.3        5.1
Sales for resale -
   Non-affiliates         8,046    18.8       (5.2)     (14.8)
   Affiliates             6,705   (20.5)       4.3       12.1
                      ----------
Total                    59,227     2.6%       2.4%       3.0%
-----------------------------------------------------------------

    The rate of increase in 1995 retail energy sales was fostered by the impact of weather. Residential energy sales surged upward as a result of hotter-than-normal summer weather in 1995, compared with the mild summer of 1994. The gains in commercial and industrial sales reflect the strength of business and economic conditions in the company's service area.

Expenses

Total operating expenses of $2.4 billion for 1995 were up $60 million or 2.6 percent compared with 1994. The major components of this increase include $27 million in purchased power, $43 million in other operation expenses, $11 million in depreciation and amortization, and $7 million in income taxes offset by decreases in fuel costs and maintenance expenses of $10 million and $19 million, respectively.

    Total operating expenses of $2.3 billion for 1994 were down 3.0 percent compared with the prior year. The decrease was mainly due to less coal-fired generation and a lower average cost of fuel consumed. Coal-fired generation decreased because it was displaced with lower cost nuclear and hydro generation.

    Fuel costs constitute the single largest expense for the company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net kilowatt-hour generated were as follows:

                                    --------------------------
                                     1995     1994       1993
                                    -------------------------
Total generation
    (billions of kilowatt-hours)       58       57       55
Sources of generation
    (percent) --
      Coal                             73       68       70
      Nuclear                          19       23       22
      Hydro                             8        9        8
Average cost of fuel per net
    kilowatt-hour generated
      (cents) --
        Coal                         1.71     1.92     2.11
        Nuclear                      0.50     0.49     0.51
Total                                1.48     1.56     1.73
--------------------------------------------------------------
Note:  Oil & Gas comprise less than 0.5% of generation.

    Fuel expense decreased in 1995 by $10 million or 1.3 percent. This decrease resulted from lower average cost of fuel consumed. Fuel expense decreased in 1994 by $75 million (8.6 percent) from the previous year. This decrease is attributable to the increase in availability of nuclear and hydro generation and a decrease in the cost of fuel.

    The increase in purchased power is primarily attributable to the exceptionally hot summer weather. Purchased power consists primarily of purchases from the affiliates of the Southern electric system. Purchased power

Alabama Power Company 1995 Annual Report


transactions among the company and its affiliates will vary from period to period depending on demand, the availability, and the variable production cost of generating resources at each company. KWH purchases from affiliates increased 18 percent from the prior year.

    Other operation expenses increased 9.4 percent in 1995 following a 2.5 percent decrease in 1994. This increase over 1994 is primarily attributable to the 1995 expenses not reflecting the positive impact of the amortization of the Gulf States Utilities settlement which expired in 1994.

    The decrease in maintenance expenses for 1995 reflects the establishment in September 1994 of a Natural Disaster Reserve. This also caused the increase in 1994 maintenance expenses over 1993. See Note 1 to the financial statements under "Natural Disaster Reserve" for additional information.

    Depreciation and amortization expense increased 3.6 percent in 1995. This increase reflects additions to utility plant. The amount for 1994 was virtually unchanged from the previous year because of lower average depreciation rates effective January 1994 and offsetting growth in depreciable plant in service.

    Income tax expense increased 3.0 percent and 8.2 percent in 1995 and 1994, respectively. These increases are primarily attributable to higher taxable income.

    The company contributed $11.5 million to the Alabama Power Foundation, Inc. in 1995, which represents a decrease of $2.0 million from the previous year. The Foundation makes distributions to qualified entities which are organized exclusively for charitable, educational, literary, and scientific purposes.

    Total net interest charges and preferred stock dividends rose in 1995 to $265 million, an increase of 12.2 percent. This increase results from (i) interest on interim obligations which rose due to higher average interest rates on an increased average amount of short-term debt outstanding and (ii) amortization of debt discount, premium, and expense, net pursuant to an APSC order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details. The decline in net interest charges in 1994 by $23 million (9.0 percent) reflects the benefits from refinancing.

Effects of Inflation

The company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment.

    Future earnings in the near term will depend upon growth in electric sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is beginning to have a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power

Alabama Power Company 1995 Annual Report



marketers and brokers. The company is aggressively working to maintain and expand its share of wholesale sales in the Southeastern power markets.

    Although the Energy Act does not require transmission access to retail customers, retail wheeling initiatives are rapidly evolving and becoming very prominent issues in several states. New federal legislation is being discussed, and legislation allowing customer choice has already been introduced in Florida and Georgia. In order to address these initiatives, numerous questions must be resolved, with the most complex ones relating to transmission pricing and recovery of stranded investments. As the initiatives become a reality, the structure of the utility industry could radically change. Therefore, unless the company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings. Conversely, being the low-cost producer could provide significant opportunities to increase market share and profitability by seeking new markets that evolve with the changing regulation.

    The addition of four combustion turbine generating units in 1996 will increase related operation and maintenance expenses and depreciation expenses. These additions are to ensure reliable service to its customers during critical peak times.

    Rates to retail customers served by the company are regulated by the Alabama Public Service Commission (APSC). Rates for the company can be adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. In June 1995, the APSC issued an order granting the company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until 2001.

    In December 1995, the APSC issued an order authorizing the company to reduce balance sheet items
-- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. See Note 3 to the financial statements for information about this and other regulatory matters.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry -- including the company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing the company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could increase. Because of the company's current ability to recover closure and removal costs through rates, these changes should not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    Compliance costs related to the Clean Air Act Amendments of 1990 (Clean Air
Act) could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

    The company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

New Accounting Standards

The FASB has issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount for an asset may not be recoverable. This statement also imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The company adopted the new rules January 1, 1996, with no material effect on the financial statements. However, this conclusion may change in the future as competitive factors influence wholesale and retail pricing in the utility industry.

Alabama Power Company 1995 Annual Report


FINANCIAL CONDITION

Overview

The company's financial condition remained stable in 1995. This stability is the continuation over recent years of growth in energy sales and cost control measures combined with a significant lowering of the cost of capital, achieved through the refinancing and/or redemption of higher-cost long-term debt and preferred stock.

    The company had gross property additions of $552 million in 1995. The majority of funds needed for gross property additions for the last several years have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Statements of Cash Flows provide additional details.

Capital Structure

The company's ratio of common equity to total capitalization -- including short-term debt -- was 45.0 percent in 1995, compared with 45.9 percent in 1994, and 46.5 percent in 1993.

    In 1995, the company issued through public authorities, $131.5 million of pollution control revenue refunding bonds. Composite financing rates as of year-end for 1993 through 1995 were as follows:

                                      1995       1994       1993
                                   --------------------------------
   Composite interest rate on
      long-term debt                 7.02%     7.39%       7.35%
   Composite dividend rate on
      preferred stock                6.04%     6.23%       5.80%
   ----------------------------------------------------------------

    The company's current securities ratings are as follows:

                              Duff &                 Standard
                              Phelps     Moody's     & Poor's
                             ----------------------------------
   First Mortgage Bonds         A+          A1           A+
   Preferred Stock              A           a2           A
   ------------------------------------------------------------


Capital Requirements

Capital expenditures are estimated to be $491 million for 1996, $446 million for 1997, and $479 million for 1998. The total is $1.4 billion for the three years. Actual capital costs may vary from this estimate because of factors such as changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing cost of labor, equipment, and materials; and cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

    The company does not have any baseload generating plants under construction, and current energy demand forecasts do not require any additional baseload generating units until well into the future. However, the addition of combustion turbine peaking units of approximately 320 megawatts of capacity is planned in 1996 to meet increased peak-hour demands. In addition, significant construction of transmission and distribution facilities and upgrading of generating plants will continue.

Other Capital Requirements

In addition to the funds needed for the capital budget, approximately $110 million will be required by the end of 1998 for maturities of first mortgage bonds. Also, the company will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law -- has significantly impacted the Southern electric system. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and affected 28 generating units in the Southern electric system. As a result of The Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

Alabama Power Company 1995 Annual Report

    In 1995, the Environmental Protection Agency (EPA) began issuing annual sulfur dioxide emission allowances through the allowance trading program. An emission allowance is the authority to emit one ton of sulfur dioxide during a calendar year. The method for issuing allowances is based on the fossil fuel consumed from 1985 through 1987 for each affected generating unit. Emission allowances are transferable and can be bought, sold, or banked and used in the future.

    The sulfur dioxide emission allowance program is expected to minimize the cost of compliance. The Southern Company's sulfur dioxide compliance strategy is designed to use allowances as a compliance option.

   The Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. This compliance strategy resulted in unused emission allowances being banked for later use. Compliance with nitrogen oxide emission limits was achieved by the installation of new control equipment at 22 of the original 28 affected generating units. Construction expenditures for Phase I compliance totaled approximately $320 million through 1995 for The Southern Company, of which the company's portion was approximately $32 million.

    For Phase II sulfur dioxide compliance, The Southern Company could use emission allowances banked during Phase I, increase fuel switching, install flue gas desulfurization equipment at selected plants, and/or purchase more allowances, depending on the price and availability of allowances. Also, in Phase II, equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired plants as required to meet Phase II limits. Therefore, during the period 1996 to 2000, current compliance strategy could require total estimated construction expenditures of approximately $150 million for The Southern Company, of which the company's portion is approximately $96 million. However, the full impact of Phase II compliance cannot now be determined with certainty, pending the continuing development of a market for emission allowances, the completion of EPA regulations, and the possibility of new emission reduction technologies.

   An average increase of up to 1 percent in annual revenue requirements from customers could be necessary to fully recover the company's cost of compliance for both Phase I and Phase II of Title IV of the Clean Air Act. Compliance costs include construction expenditures, increased costs for switching to low-sulfur coal, and costs related to emission allowances.

   A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

   Title III of the Clean Air Act requires a multi-year EPA study of power plant emissions of hazardous air pollutants. The EPA is scheduled to submit a report to Congress on the results of this study during 1996. The report will include a decision on whether additional regulatory control of these substances is warranted. Compliance with any new control standards could result in significant additional costs. The impact of new standards -- if any -- will depend on the development and implementation of applicable regulations.

   The EPA is evaluating the need to revise the ambient air quality standards for particulate matter and ozone. The impact of any new standard will depend on the level chosen for the standard and cannot be determined at this time.

   In 1996, the EPA may issue revised rules on air quality control regulations related to stack height requirements of the Clean Air Act. The full impact of the final rules cannot be determined at this time, pending their development and implementation.

   In 1993, the EPA issued a ruling confirming the non-hazardous status of coal ash. However, the EPA has until 1998 to classify co-managed utility wastes -- coal ash and other utility wastes -- as either non-hazardous or hazardous. If the EPA classifies the co-managed wastes as hazardous, then substantial

Alabama Power Company 1995 Annual Report

additional costs for the management of such wastes may be required. The full impact of any change in the regulatory status will depend on the subsequent development of co-managed waste requirements.

    The company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the company could incur costs to clean up properties. The company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites.

   Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of The Southern Company's operations. The full impact of these requirements cannot be determined at this time, pending the development and implementation of applicable regulations.

   Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect the Southern electric system. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

It is anticipated that the funds required will be derived from sources in form and quantity similar to those used in the past. To issue additional first mortgage bonds and preferred stock, the company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

    As required by the Nuclear Regulatory Commission and as ordered by the APSC, the company has established external trust funds for nuclear decommissioning costs. In 1994, the company also established an external trust fund for postretirement benefits as ordered by the APSC. The cumulative effect of funding these items over a long period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."



STATEMENTS OF INCOME
For the Years Ended December 31, 1995, 1994, and 1993
Alabama Power Company 1995 Annual Report

--------------------------------------------------------------------------------------------------------------------------------
                                                                                        1995             1994              1993
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)
Operating Revenues (Notes 1, 3 and 7):
Revenues                                                                       $   2,897,044    $   2,770,380     $   2,825,634
Revenues from affiliates                                                             127,730          164,762           181,975
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                           3,024,774        2,935,142         3,007,609
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                               791,819          801,948           877,099
  Purchased power from non-affiliates                                                 30,065           15,158            15,230
  Purchased power from affiliates                                                    112,826          100,888           120,330
  Other                                                                              501,876          458,917           470,815
Maintenance                                                                          243,218          262,102           252,506
Depreciation and amortization                                                        303,050          292,420           290,310
Taxes other than income taxes                                                        185,620          183,425           178,997
Federal and state income taxes (Note 8)                                              230,982          224,280           207,210
--------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                           2,399,456        2,339,138         2,412,497
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                     625,318          596,004           595,112
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)                           1,649            3,239             3,260
Income from subsidiary (Note 6)                                                        4,051            3,588             4,127
Charitable foundation                                                                (11,542)         (13,500)           (3,000)
Interest income                                                                       13,768           16,944            20,775
Other, net                                                                           (21,536)         (30,569)          (24,420)
Income taxes applicable to other income                                               14,142           16,834            10,239
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges                                                       625,850          592,540           606,093
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges:
Interest on long-term debt                                                           180,714          178,045           184,861
Allowance for debt funds used during construction (Note 1)                            (7,067)          (3,548)           (2,992)
Interest on interim obligations                                                       16,917            5,939             3,760
Amortization of debt discount, premium, and expense, net                              20,259            9,623             8,937
Other interest charges                                                                27,064           19,908            35,474
--------------------------------------------------------------------------------------------------------------------------------
Net interest charges                                                                 237,887          209,967           230,040
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           387,963          382,573           376,053
Dividends on Preferred Stock                                                          27,069           26,235            29,559
--------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                  $     360,894    $     356,338     $     346,494
================================================================================================================================
The accompanying notes are an integral part of these statements.

                                       10


STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1995, 1994, and 1993
Alabama Power Company 1995 Annual Report

================================================================================================================================
                                                                                          1995           1994            1993
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in thousands)
Operating Activities:
Net income                                                                        $    387,963  $     382,573   $     376,053
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                                 371,382        359,791         356,499
         Deferred income taxes and investment tax credits                               32,627        (32,613)         32,994
         Allowance for equity funds used during construction                            (1,649)        (3,239)         (3,260)
         Other, net                                                                     33,244         28,656          36,493
         Changes in certain current assets and liabilities --
            Receivables, net                                                           (54,209)        19,390          19,215
            Inventories                                                                 18,425        (38,946)         51,630
            Payables                                                                   (63,656)       (21,240)         31,544
            Taxes accrued                                                                  551          6,856          (9,959)
            Energy cost recovery, retail                                                 1,177         16,907         (56,128)
            Other                                                                      (15,895)       (14,235)        (21,110)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                            709,960        703,900         813,971
--------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                              (551,781)      (536,785)       (435,843)
Other                                                                                  (53,321)       (26,632)           (741)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                (605,102)      (563,417)       (436,584)
--------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
     Preferred stock                                                                         -              -         158,000
     First mortgage bonds                                                                    -        150,000         860,000
     Other long-term debt                                                              131,500        208,720         180,314
Retirements:
     Preferred stock                                                                         -              -        (207,000)
     First mortgage bonds                                                                    -        (20,387)       (699,788)
     Other long-term debt                                                             (132,291)      (305,380)       (181,329)
Interim obligations, net                                                               210,134        139,882        (156,917)
Payment of preferred stock dividends                                                   (27,118)       (25,431)        (32,099)
Payment of common stock dividends                                                     (285,000)      (268,000)       (252,900)
Miscellaneous                                                                           (4,143)        (8,444)        (56,064)
--------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                (106,918)      (129,040)       (387,783)
--------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash                                                                      (2,060)        11,443         (10,396)
Cash at Beginning of Year                                                               14,676          3,233          13,629
--------------------------------------------------------------------------------------------------------------------------------
Cash at End of Year                                                               $     12,616  $      14,676   $       3,233
================================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                              189,268  $     183,445   $     176,805
     Income taxes                                                                      172,777        231,831         175,591
--------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.



                                                              11


BALANCE SHEETS
At December 31, 1995 and 1994
Alabama Power Company 1995 Annual Report

================================================================================================================================
ASSETS                                                                                                1995                 1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
Utility Plant:
Plant in service, at original cost (Note 1)                                                    $10,430,792          $10,052,772
Less accumulated provision for depreciation                                                      3,838,093            3,598,604
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                 6,592,699            6,454,168
Nuclear fuel, at amortized cost                                                                    100,537              101,630
Construction work in progress                                                                      362,768              317,779
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            7,056,004            6,873,577
--------------------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 6)                                            27,232               26,985
Nuclear decommissioning trusts (Note 1)                                                            108,368               71,014
Miscellaneous                                                                                       19,156               16,970
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              154,756              114,969
--------------------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash                                                                                                12,616               14,676
Receivables-
  Customer accounts receivable                                                                     355,833              308,561
  Other accounts and notes receivable                                                               28,082               22,547
  Affiliated companies                                                                              41,819               29,303
  Accumulated provision for uncollectible accounts                                                  (1,212)              (2,297)
Refundable income taxes                                                                              2,635               16,011
Fossil fuel stock, at average cost                                                                 106,627              119,555
Materials and supplies, at average cost                                                            179,103              184,600
Prepayments-
  Income taxes                                                                                           -               19,196
  Other                                                                                            116,331               84,354
Vacation pay deferred                                                                               29,458               20,442
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              871,292              816,948
--------------------------------------------------------------------------------------------------------------------------------
Deferred Charges:
Deferred charges related to income taxes  (Note 8)                                                 436,837              451,886
Debt expense, being amortized                                                                        7,648                7,370
Premium on reacquired debt, being amortized                                                         89,967              101,851
Uranium enrichment decontamination and decommissioning fund (Note 1)                                40,282               42,996
Miscellaneous                                                                                       87,574               49,620
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              662,308              653,723
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                    $8,744,360           $8,459,217
================================================================================================================================
The accompanying notes are an integral part of these balance sheets.



                                                              12




BALANCE SHEETS
At December 31, 1995 and 1994
Alabama Power Company 1995 Annual Report

================================================================================================================================
CAPITALIZATION AND LIABILITIES                                                                        1995                 1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                                             $2,690,374           $2,614,405
Preferred stock                                                                                    440,400              440,400
Long-term debt                                                                                   2,374,948            2,455,013
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            5,505,722            5,509,818
--------------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Long-term debt due within one year (Note 10)                                                        84,682                  796
Commercial paper                                                                                   390,016              179,882
Accounts payable-
  Affiliated companies                                                                              76,326               60,334
  Other                                                                                            182,401              258,657
Customer deposits                                                                                   30,353               30,245
Taxes accrued-
  Federal and state income                                                                          13,599                6,848
  Other                                                                                             18,158               15,589
Interest accrued                                                                                    53,527               52,516
Vacation pay accrued                                                                                29,458               20,442
Miscellaneous                                                                                       70,543               57,047
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                              949,063              682,356
--------------------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes  (Note 8)                                                      1,191,591            1,181,342
Accumulated deferred investment tax credits                                                        305,372              317,018
Prepaid capacity revenues, net  (Note 7)                                                           131,186              138,421
Uranium enrichment decontamination and decommissioning fund  (Note 1)                               36,620               39,413
Deferred credits related to income taxes  (Note 8)                                                 386,038              405,256
Natural disaster reserve  (Note 1)                                                                  17,959               28,750
Miscellaneous                                                                                      220,809              156,843
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                                            2,289,575            2,267,043
--------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 3, 4, 5, 6, 7, and 11)
Total Capitalization and Liabilities                                                            $8,744,360           $8,459,217
================================================================================================================================
The accompanying notes are an integral part of these balance sheets.



                                                              13


STATEMENTS OF CAPITALIZATION
At December 31, 1995 and 1994
Alabama Power Company 1995 Annual Report


================================================================================================================================
                                                                                1995           1994         1995        1994
--------------------------------------------------------------------------------------------------------------------------------
                                                                                     (in thousands)     (percent of total)
Common Stock Equity:
Common stock, par value $40 per share--
  Authorized -- 6,000,000 shares
  Outstanding -- 5,608,955 shares in
     1995 and 1994                                                    $      224,358  $     224,358
Paid-in capital                                                            1,304,645      1,304,645
Premium on preferred stock                                                       146            146
Retained earnings (Note 12)                                                1,161,225      1,085,256
--------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                                  2,690,374      2,614,405         48.9%        47.4%
--------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$1 par value--
  Authorized -- 27,500,000 shares
  Outstanding -- 12,020,200 shares
     $25 stated capital --
         6.40%                                                                50,000         50,000
         6.80%                                                                38,000         38,000
         7.60%                                                               150,000        150,000
         Adjustable rate
            4.82% - at January 1, 1996                                        50,000         50,000
     $100 stated capital --
         Auction rate - at January 1, 1996:  4.43%                            50,000         50,000
     $100,000 stated capital --
         Auction rate - at January 1, 1996:  4.53%                            20,000         20,000
$100 par value --
  Authorized -- 3,850,000 shares
  Outstanding -- 824,000 shares
     4.20% to 4.52%                                                           41,400         41,400
     4.60% to 4.92%                                                           29,000         29,000
     5.96% to 6.88%                                                           12,000         12,000
--------------------------------------------------------------------------------------------------------------------------------
Total (annual dividend requirement -- $26,599,000)                           440,400        440,400          8.0         8.0
--------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First Mortgage bonds --
   Maturity                                      Interest Rates
   March 1, 1996                                 4 1/2%                       60,000         60,000
   February 1, 1998                              5 1/2%                       50,000         50,000
   August 1, 1999                                6 3/8%                      170,000        170,000
   March 1, 2000                                 6%                          100,000        100,000
   2003 through 2007                             6 3/4% to 7 1/4%            575,000        575,000
   2021 through 2024                             7.30% to 9 1/4%           1,044,856      1,044,856
--------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                                 1,999,856      1,999,856
Pollution control obligations                                                476,140        476,140
Other long-term debt                                                           8,963          9,754
Unamortized debt premium (discount), net                                     (25,329)       (29,941)
--------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
   requirement -- $174,568,000)                                            2,459,630      2,455,809
Less amount due within one year (Note 10)                                     84,682            796
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                        2,374,948      2,455,013         43.1        44.6
--------------------------------------------------------------------------------------------------------------------------------
 Total Capitalization                                                 $    5,505,722  $   5,509,818        100.0%      100.0%
================================================================================================================================
The accompanying notes are an integral part of these statements.

                                       14



STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1995, 1994, and 1993
Alabama Power Company 1995 Annual Report

================================================================================================================================
                                                                                        1995             1994              1993
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in thousands)

Balance at Beginning of Year                                                   $   1,085,256    $     997,199     $     914,148
Net income after dividends on preferred stock                                        360,894          356,338           346,494
Cash dividends on common stock                                                      (285,000)        (268,000)         (252,900)
Preferred stock transactions, net                                                          -             (118)          (10,587)
Other adjustments to retained earnings                                                    75             (163)               44
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 12)                                               $   1,161,225    $   1,085,256     $     997,199
================================================================================================================================
The accompanying notes are an integral part of these statements.





                                       15

NOTES TO FINANCIAL STATEMENTS
Alabama Power Company 1995 Annual Report
1.   SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

General

Alabama Power Company (the company) is a wholly owned subsidiary of The Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Electric International (Southern Electric), Southern Nuclear Operating Company (Southern Nuclear), The Southern Development and Investment Group (Southern Development), and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four Southeastern states. Contracts among the companies -- dealing with jointly-owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to The Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Electric designs, builds, owns and operates power production and delivery facilities and provides a broad range of technical services to industrial companies and utilities in the United States and a number of international markets. Southern Nuclear provides services to The Southern Company's nuclear power plants. Southern Development develops new business opportunities related to energy products and services.

    The Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both The Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The company is also subject to regulation by the FERC and the Alabama Public Service Commission (APSC). The company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

Regulatory Assets and Liabilities

The company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to:

                                            1995        1994
                                         -----------------------
                                             (in thousands)
Deferred income taxes                      $436,837    $451,886
Premium on reacquired debt                   89,967     101,620
Department of Energy assessments             40,282      42,996
Vacation pay                                 29,458      20,442
Work force reduction costs                   48,402       3,664
Deferred income tax credits                (386,038)   (405,256)
Natural disaster reserve                    (17,959)    (28,750)
Other, net                                   39,172      45,956
================================================================
Total                                      $280,121    $232,558
================================================================

    In the event that a portion of the company's operations is no longer subject to the provisions of Statement No. 71, the company would be required to write off related regulatory assets and liabilities. In addition, the company would be required to determine any impairment to other assets, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The company accrues revenues for services rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

Alabama Power Company 1995 Annual Report

    The company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1995, uncollectible accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $54 million in 1995, $65 million in 1994, and $62 million in 1993. The company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel. Although disposal was scheduled to begin in 1998, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2012 and 2014 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15- year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The company estimates its remaining liability at December 31, 1995, under this law to be approximately $40 million. This obligation is recognized in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.2 percent in 1995 and 1994, and 3.3 percent in 1993. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of decommissioning nuclear facilities and removal of other facilities.

         In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over set periods of time as approved by the APSC. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

         Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1995, for Plant Farley were as follows:

                                                    Plant
                                                   Farley
                                               ----------------
    Site study basis (year)                          1993

    Decommissioning periods:
        Beginning year                               2017
        Completion year                              2029
    -----------------------------------------------------------
                                                (in millions)
    Site study costs:
        Radiated structures                       $   489
        Non-radiated structures                        89
    ===========================================================
    Total                                         $   578
    ===========================================================
                                                (in millions)
    Ultimate costs:
        Radiated structures                       $ 1,504
        Non-radiated structures                       274
    ===========================================================
    Total                                         $ 1,778
    ===========================================================

Alabama Power Company 1995 Annual Report


                                                (in millions)
    Amount expensed in 1995                         $  18
    -----------------------------------------------------------

    Accumulated provisions:
        Balance in external trust funds              $108
        Balance in internal reserves                   49
    ===========================================================
    Total                                            $157
    ===========================================================

    Assumed in ultimate costs:
        Inflation rate                               4.5%
        Trust earning rate                           7.0
    -----------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity -- sinking fund -- method as approved by the APSC. The decommissioning costs approved for ratemaking are $578 million for Plant Farley.

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

Income Taxes

The company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance For Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rate used to determine the amount of allowance was 7.1 percent in 1995, 7.9 percent in 1994, and 7.8 percent in 1993. AFUDC, net of income tax, as a percent of net income after dividends on preferred stock was 1.7 percent in 1995 and 1.5 percent in both 1994 and 1993.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Financial Instruments

In accordance with FASB Statement No. 107, Disclosure About Fair Value of Financial Instruments, the company's only financial instrument for which the carrying amount did not approximate fair value at December 31 was as follows:

                                           Long-Term Debt
                                      -------------------------
                                       Carrying         Fair
   Year                                 Amount         Value
                                      -----------    ----------
                                             (in millions)

   1995                                 $2,451          $2,577
   1994                                  2,446           2,323
   ------------------------------------------------------------

    The fair value for long-term debt was based on either closing market price or closing price of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Natural Disaster Reserve

In September 1994, in response to a request by the company, the APSC issued an order allowing the company to establish a Natural Disaster Reserve. As of December 31, 1995, the accumulated provision amounted to $18.0 million. This balance is down from the December 31, 1994 balance of $28.8 million, due to charges related primarily to Hurricane Opal, somewhat offset by a $10 million accrual to partially replenish the reserve. Regulatory treatment allows the

Alabama Power Company 1995 Annual Report

company to accrue $250 thousand per month, until the maximum accumulated provision of $32 million is attained. However, in December 1995, the APSC approved higher accruals to restore the reserve to its authorized level whenever the balance in the reserve declines below $22.4 million.

2.   RETIREMENT BENEFITS

Pension Plan

The company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. Primarily, the company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the "projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The company also provides certain medical care and life insurance benefits for retired employees. Substantially all employees may become eligible for these benefits when they retire. Amounts funded are primarily invested in debt and equity securities. In December 1993, the APSC issued an accounting policy statement which requires the company to externally fund net annual postretirement benefits.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Funded Status and Cost of Benefits

The following tables show actuarial results and assumptions for pension and postretirement insurance benefits as computed under the requirements of Statement Nos. 87 and 106, respectively. The funded status of the plans at December 31 was as follows:

                                                  Pension
                                           -----------------------
                                               1995         1994
                                           ------------- ---------
                                               (in millions)
Actuarial present value of
  benefit obligations:
      Vested benefits                      $    604      $   522
      Non-vested benefits                        25           18
------------------------------------------------------------------
Accumulated benefit obligation                  629          540
Additional amounts related to
    projected salary increases                  173          174
------------------------------------------------------------------
Projected benefit obligation                    802          714
Less:
    Fair value of plan assets                 1,256        1,059
    Unrecognized net gain                      (331)        (251)
    Unrecognized prior service cost              21           23
    Unrecognized transition asset               (45)         (51)
------------------------------------------------------------------
Prepaid asset recognized in the
    Balance Sheets                         $     99      $    66
==================================================================


                                           Postretirement
                                              Benefits
                                        ----------------------
                                          1995       1994
                                        ----------------------
                                           (in millions)
   Actuarial present value of
     benefit obligation:
        Retirees and dependents           $ 103     $   96
        Employees eligible to retire         31         22
        Other employees                     104        119
   -----------------------------------------------------------
   Accumulated benefit obligation           238        237
   Less:
      Fair value of plan assets              89         61
      Unrecognized net loss                  23          -
      Unrecognized transition
        obligation                           72        120
   -----------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets               $  54     $   56
   ===========================================================

    In 1995, the system companies announced a cost sharing program for postretirement benefits. The program establishes limits on amounts the company will pay to provide future retiree postretirement benefits. This change reduced the 1995 accumulated postretirement benefit obligation by approximately $41 million.

Alabama Power Company 1995 Annual Report


    The weighted average rates assumed in the actuarial calculations were:

                                1995       1994      1993
                              -------------------------------

   Discount                      7.3%       8.0%      7.5%
   Annual salary increase        4.8        5.5       5.0
   Long-term return on
      plan assets                8.5        8.5       8.5
   ----------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 9.8 percent for 1995, decreasing gradually to 5.3 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1995, by $20 million and the aggregate of the service and interest cost components of the net retiree cost by $4 million.

    Components of the plans' net income are shown below:

                                               Pension
   --------------------------------------------------------------
                                       1995     1994       1993
                                    -----------------------------
                                            (in millions)
   Benefits earned during
     the year                         $ 21.2   $ 20.8    $ 20.6
   Interest cost on projected
     benefit obligation                 54.3     51.2      50.4
   Actual (return) loss on plan
     assets                           (236.3)    23.5    (146.3)
   Net amortization and deferral       136.9   (116.2)     63.3
   ==============================================================
   Net pension income                 $(23.9)  $(20.7)   $(12.0)
   ==============================================================

         Of the above net pension income, $(17.1) million in 1995, $(15.7) million in 1994, and $(8.9) million in 1993 were recorded in operating expenses, and the remainder was recorded in construction and other accounts.


                                           Postretirement
                                              Benefits
                                         --------------------
                                          1995   1994   1993
                                         --------------------
                                            (in millions)

Benefits earned during the year           $  7   $  8   $  7
Interest cost on accumulated
   benefit obligation                       18     18     16
Amortization of transition
   obligation                                7      6      6
Actual (return) loss on plan
   assets                                  (10)     1     (5)
Net amortization and deferral                5     (4)     2
=============================================================
Net postretirement costs                  $ 27   $ 29   $ 26
=============================================================

    Of the above net postretirement costs recorded, $22.7 million in 1995, $23 million in 1994, and $22 million in 1993 were charged to operating expenses and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The company has incurred additional costs for work force reduction programs. The costs related to these programs were $14.3 million, $8.2 million and $16.1 million for the years 1995, 1994 and 1993, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $48.4 million at December 31, 1995.

3.   LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Procedures

In November 1982, the APSC adopted rates that provide for periodic adjustments based upon the company's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting the company's request for gradual adjustments to move toward parity among customer classes. This order

Alabama Power Company 1995 Annual Report

also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing the company to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In accordance with this order, the company reduced the unamortized balance of Premium on reacquired debt by $10 million in 1995.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts. Any change in the rate of return on common equity that may require refunds as a result of this proceeding would be substantially for the period beginning in July 1991 and ending in October 1992.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. The second period under review for possible refunds was substantially from October 1994 through December 1995. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, and refunds were ordered, the amount of refunds could range up to approximately $120 million at December 31, 1995 for the Southern Company, of which the company's portion would be approximately $53 million. However, management believes that rates are not excessive, and that refunds are not justified.

4.   CAPITAL BUDGET

The company's capital expenditures are currently estimated to total $491 million in 1996, $446 million in 1997, and $479 million in 1998. The estimates include AFUDC of $7 million in 1996, $6 million in 1997, and $9 million in 1998. The capital budget is subject to periodic review and revision, and actual capital cost incurred may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital. At December 31, 1995, significant purchase commitments were outstanding in connection with the construction program. The company does not have any new baseload generating plants under construction. However, the construction of combustion turbine peaking units of approximately 320 megawatts is planned to be completed in 1996. In addition, significant construction will continue related to transmission and distribution facilities and the upgrading and extension of the useful lives of generating plants.

5.   FINANCING,  INVESTMENT,  AND
     COMMITMENTS

General

To the extent possible, the company's construction program is expected to be financed primarily from internal sources. Short-term debt will be utilized at appropriate levels. The amounts available are discussed below. The company may issue additional long-term debt and preferred stock for the purposes of debt maturities, redeeming higher-cost securities, and meeting additional capital requirements.

Alabama Power Company 1995 Annual Report


Financing

The ability of the company to finance its capital budget depends on the amount of funds generated internally and the funds it can raise by external financing. The company's primary sources of external financing are sales of first mortgage bonds and preferred stock to the public and receipt of additional paid-in capital from The Southern Company. In order to issue additional first mortgage bonds and preferred stock, the company must comply with certain earnings coverage requirements contained in its mortgage indenture and corporate charter. The most restrictive of these provisions requires, for the issuance of additional first mortgage bonds, that before-income-tax earnings, as defined, cover pro forma annual interest charges on outstanding first mortgage bonds at least twice; and for the issuance of additional preferred stock, that gross income available for interest cover pro forma annual interest charges and preferred stock dividends at least one and one-half times. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

Bank Credit Arrangements

The company, along with The Southern Company and Georgia Power Company, has entered into agreements with several banks outside the service area to provide $400 million of revolving credit to the companies through June 30, 1998. To provide liquidity support for commercial paper programs, the company and Georgia Power Company have exclusive right to $135 million and $165 million, respectively, of the available credit. The companies have the option of converting the short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Additionally, the company maintains committed lines of credit in the amount of $353.5 million which expire at various times during 1996 and, in certain cases, provide for average annual compensating balances. Because the arrangements are based on an average balance, the company does not consider any of its cash balances to be restricted as of any specific date. Moreover, the company borrows from time to time pursuant to arrangements with banks for uncommitted lines of credit.

    At December 31, 1995, the company had regulatory approval to have outstanding up to $530 million of short-term borrowings. In February 1996, such regulatory approval was increased to $750 million.

Assets Subject to Lien

The company's mortgage, as amended and supplemented, securing the first mortgage bonds issued by the company, constitutes a direct lien on substantially all of the company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations at December 31, 1995, were as follows:

Year                                          Amounts
----                                       --------------
                                            (in millions)

1996                                          $  866
1997                                             852
1998                                             853
1999                                             672
2000                                             402
2001 - 2013                                    3,790
=========================================================
Total commitments                             $7,435
=========================================================

Operating Leases

The company has entered into coal rail car rental agreements with various terms and expiration dates. At December 31, 1995, estimated minimum rental commitments for noncancellable operating leases were as follows:

Alabama Power Company 1995 Annual Report



Year                                            Amounts
----                                       --------------------
                                               (in millions)
1996                                             $ 2.8
1997                                               2.8
1998                                               2.9
1999                                               2.9
2000                                               2.9
2001 and thereafter                               56.5
===============================================================
Total minimum payments                           $70.8
===============================================================

6.   JOINT OWNERSHIP AGREEMENTS

The company and Georgia Power Company own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric generating units with a total rated capacity of 1,019,680 kilowatts, together with associated transmission facilities. The capacity of these units is sold equally to the company and Georgia Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, interest expense and a return on equity, whether or not SEGCO has any capacity and energy available. The company's share of expenses totaled $71 million in 1995, $74 million in 1994 and $86 million in 1993, and is included in "Purchased power from affiliates" in the Statements of Income.

    In addition, the company has guaranteed unconditionally the obligation of SEGCO under an installment sale agreement for the purchase of certain pollution control facilities at SEGCO's generating units, pursuant to which $24.5 million principal amount of pollution control revenue bonds are outstanding. Georgia Power Company has agreed to reimburse the company for the pro rata portion of such obligation corresponding to its then proportionate ownership of stock of SEGCO if the company is called upon to make such payment under its guaranty.

    At December 31, 1995, the capitalization of SEGCO consisted of $54 million of equity and $78 million of long-term debt on which the annual interest requirement is $5.0 million. SEGCO paid dividends totaling $7.6 million in 1995, $11.6 million in 1994, and $11.3 million in 1993, of which one-half of each was paid to the company. SEGCO's net income was $8.1 million, $7.2 million, and $8.3 million for 1995, 1994 and 1993, respectively.

    The company's percentage ownership and investment in jointly-owned generating plants at December 31, 1995, follows:

                             Total
                            Megawatt         Company
     Facility (Type)        Capacity        Ownership
   -------------------    ------------    -------------

   Greene County               500            60.00%  (1)
      (coal)
   Plant Miller
      Units 1 and 2          1,320            91.84%  (2)
      (coal)
   ------------------------------------------------------
(1)  Jointly owned with an affiliate, Mississippi Power Company.
(2)  Jointly owned with Alabama Electric Cooperative, Inc.

                          Company           Accumulated
      Facility            Investment        Depreciation
---------------------     --------------    -----------------
                                    (in millions)
Greene County                  $  90              $  41
Plant Miller
  Units 1 and 2                  712                281
-------------------------------------------------------------

7.   LONG-TERM POWER SALES AGREEMENTS

General

The company and the operating affiliates of The Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. The agreements for non-firm capacity expired in 1994. Other agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, revenues from capacity sales primarily affect profitability. The company's capacity revenues have been as follows:

                       Unit         Other
       Year           Power       Long-Term        Total
   ----------------------------------------------------------
                                 (in millions)
       1995           $  157        $   -          $  157
       1994              152            7             159
       1993              144           15             159
   ----------------------------------------------------------

    Unit power from Plant Miller is being sold to Florida Power Corporation
(FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA) and the City of Tallahassee, Florida. Under these agreements,

Alabama Power Company 1995 Annual Report


approximately 1,200 megawatts of capacity is scheduled to be sold through 1999. Thereafter, these sales will remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 -- until the expiration of the contracts in 2010.

Alabama Municipal Electric Authority (AMEA) Capacity Contracts

In August 1986, the company entered into a firm power purchase contract with AMEA entitling AMEA to scheduled amounts of capacity (to a maximum 100 megawatts) for a period of 15 years commencing September 1, 1986 (1986 Contract). In October 1991, the company entered into a second firm power purchase contract with AMEA entitling AMEA to scheduled amounts of additional capacity (to a maximum 80 megawatts) for a period of 15 years commencing October 1, 1991 (1991 Contract). In both contracts the power will be sold to AMEA for its member municipalities that previously were served directly by the company as wholesale customers. Under the terms of the contracts, the company received payments from AMEA representing the net present value of the revenues associated with the respective capacity entitlements, discounted at effective annual rates of 9.96 percent and 11.19 percent for the 1986 and 1991 contracts, respectively. These payments are being recognized as operating revenues and the discounts are being amortized to other interest expense as scheduled capacity is made available over the terms of the contracts.

    In order to secure AMEA's advance payments and the company's performance obligation under the contracts, the company issued and delivered to an escrow agent first mortgage bonds representing the maximum amount of liquidated damages payable by the company in the event of a default under the contracts. No principal or interest is payable on such bonds unless and until a default by the company occurs. As the liquidated damages decline under the contracts, a portion of the bonds equal to the decreases are returned to the company. At December 31, 1995, $137.5 million of such bonds was held by the escrow agent under the contracts.

8.   INCOME TAXES

Effective January 1, 1993, the company adopted FASB Statement No. 109, Accounting for Income Taxes. The adoption resulted in the recording of additional deferred income taxes and related regulatory assets and liabilities. At December 31, 1995, the tax-related regulatory assets and liabilities were $437 million and $386 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

                                    1995       1994       1993
                                 --------------------------------
                                           (in thousands)
 Total provision for income taxes:
 Federal --
   Currently payable              $166,105   $219,494   $149,680
   Deferred --
     current year                   43,493    (48,153)     9,636
     reversal of prior years       (15,817)    15,932     19,653
   Deferred investment tax
     credits                           (75)        (1)    (2,106)
 ----------------------------------------------------------------
                                   193,706    187,272    176,863
 ----------------------------------------------------------------
 State --
   Currently payable                18,108     20,565     14,297
   Deferred --
     current year                    5,117     (4,067)     1,898
     reversal of prior years           (91)     3,676      3,913
 ----------------------------------------------------------------
                                    23,134     20,174     20,108
 ----------------------------------------------------------------
 Total                             216,840    207,446    196,971
 Less income taxes credited
   to other income                 (14,142)   (16,834)   (10,239)
 ----------------------------------------------------------------
 Federal and state income
   taxes charged to operations    $230,982   $224,280   $207,210
 ================================================================


    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

Alabama Power Company 1995 Annual Report



                                             1995      1994
--------------------------------------------------------------
                                              (in millions)
Deferred tax liabilities:
   Accelerated depreciation               $  780       $734
   Property basis differences                491        513
   Premium on reacquired debt                 31         38
   Fuel clause underrecovered                  5          4
   Other                                      37         26
--------------------------------------------------------------
Total                                      1,344      1,315
--------------------------------------------------------------
Deferred tax assets:
   Capacity prepayments                       35        36
   Other deferred costs                       26        27
   Postretirement benefits                    25        24
   Accrued nuclear outage costs                -         7
   Unbilled revenue                           13        13
   Other                                      43        44
--------------------------------------------------------------
Total                                        142       151
--------------------------------------------------------------
Net deferred tax liabilities               1,202     1,164
Portion included in current assets
   (liabilities), net                        (10)       17
--------------------------------------------------------------
Accumulated deferred income taxes
   in the Balance Sheets                  $1,192    $1,181
==============================================================

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $12 million in 1995 and $13 million in 1994 and 1993. At December 31, 1995, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                       1995     1994     1993
                                     --------------------------
 Federal statutory rate               35.0%    35.0%    35.0%
 State income tax,
    net of federal deduction           2.5      2.2      2.3
 Non-deductible book
    depreciation                       1.6      1.6      1.6
 Differences in prior years'
    deferred and current tax rates    (1.8)    (2.9)    (1.6)
 Other                                (1.4)    (0.7)    (2.9)
 ==============================================================
 Effective income tax rate            35.9%    35.2%    34.4%
 ==============================================================


    The Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.   OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:
                                      1995          1994
                                   --------------------------
                                        (in thousands)
 Obligations incurred in
   connection with the
   sale of tax-exempt
   pollution control revenue
   bonds by public authorities-
       Collateralized -
         5.5% to 6.5 % due
            2023-2024                  $223,040     $223,040
         Variable rates (5.0% to
          6.0% at 1/1/96) due
          2015-2017                      89,800       89,800
       Non-collateralized -
         7.25% due 2003                   1,000        1,000
         7.4% to 9.375% due
           2014-2016                     21,000      152,500
         5.8% due 2022                    9,800        9,800
         Variable rates (5.3% to
           6.0% at 1/1/96) due
           2022                         131,500            -
-------------------------------------------------------------
                                        476,140      476,140
Capitalized lease obligations             8,963        9,754
=============================================================
Total                                  $485,103     $485,894
=============================================================

    Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. The company is required to make payments sufficient for the authorities to meet principal and interest requirements of such bonds. With respect to $312.8 million of such pollution control obligations, the company has authenticated and delivered to the trustees a like principal amount of first mortgage bonds as security for its obligations under the installment purchase agreements. No principal or interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase agreements.

Alabama Power Company 1995 Annual Report



   The company has capitalized certain office building leases and a street light lease. In December 1994, the company discontinued capital leases pertaining to nuclear fuel.

   The net book value of capitalized leases included in utility plant in service was $5.6 million and $6.2 million at December 31, 1995 and 1994, respectively. The estimated aggregate annual maturities of other long-term debt through 2000 are as follows: $0.9 million in 1996, $1.0 million in 1997, $1.0 million in 1998, $1.2 million in 1999 and $1.1 million in 2000.

10.   LONG-TERM DEBT DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt due within one year at December 31 is as follows:

                                              1995       1994
                                          ----------------------
                                               (in thousands)
    Bond improvement fund
       requirements                         $20,047    $ 20,047
    Less:
       Portion to be satisfied by
         certifying property additions            -      20,047
    ------------------------------------------------------------
    Cash sinking fund requirements          $20,047    $      -
    First mortgage bond maturities
       and redemptions                       63,750           -
    Other long-term debt maturities
      (Note 9)                                  885         796
    ============================================================
    Total                                   $84,682   $     796
    ============================================================

      The annual first mortgage bond improvement fund requirement is 1 percent of the aggregate principal amount of bonds of each series authenticated, so long as a portion of that series is outstanding, and may be satisfied by the deposit of cash and/or reacquired bonds, the certification of unfunded property additions or a combination thereof. The 1996 requirement of $20.0 million was satisfied by the deposit of cash in 1996. Also in 1996 are first mortgage bond maturities and redemptions of $64 million and maturities of $885 thousand consisting primarily of capitalized office building leases and a street light lease.


11. NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988 (Act), the company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Plant Farley. The Act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Plant Farley is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums which could be assessed, after a nuclear incident, against all owners of nuclear reactors. A company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for the company is $159 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The company is a member of Nuclear Mutual Limited (NML), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The company's maximum annual assessment per incident is limited to $10 million under the current policy.

    Additionally, the company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million NML coverage. This excess insurance is provided by Nuclear Electric Insurance Limited (NEIL), a mutual insurance company.

    NEIL also covers the additional cost that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased cost of replacement power in an amount up to $3.5 million per week (starting 21 weeks after the outage) for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under

Alabama Power Company 1995 Annual Report

that policy. The maximum annual assessments per incident under current policies for the company would be $21 million for excess property damage and $8 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

    The company participates in an insurance program for nuclear workers that provides coverage for worker tort claims filed for bodily injury caused at commercial nuclear power plants. In the event that claims for this insurance exceed the accumulated reserve funds, the company could be subject to a maximum total assessment of $6 million.

      All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

12.   COMMON STOCK DIVIDEND
      RESTRICTIONS

The company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1995, retained earnings of $807 million was restricted against the payment of cash dividends on common stock under terms of the mortgage indenture. Supplemental indentures in connection with future first mortgage bond issues may contain more stringent common stock dividend restrictions than those currently in effect.


13.   QUARTERLY FINANCIAL INFORMATION
      (Unaudited)

Summarized quarterly financial data for 1995 and 1994 are as follows:

                                                     Net Income
                                                       After
                                                     Dividends
       Quarter            Operating    Operating    on Preferred
        Ended             Revenues      Income         Stock
 ----------------  ----------------------------------------------
                                     (in thousands)

 March 1995                $646,771     $122,949    $   65,328
 June 1995                  753,053      157,685        88,926
 September 1995             938,284      233,322       167,938
 December 1995              686,666      111,362        38,702

 March 1994                $686,847     $128,623    $   72,031
 June 1994                  759,399      162,696        98,668
 September 1994             838,927      199,736       141,214
 December 1994              649,969      104,949        44,425
 ----------------------------------------------------------------

The company's business is influenced by seasonal weather conditions.

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1995 Annual Report


===================================================================================================================================
                                                                                               1995            1994           1993
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                        $3,024,774      $2,935,142     $3,007,609
Net Income after Dividends
     on Preferred Stock (in thousands)                                                     $360,894        $356,338       $346,494
Cash Dividends on Common Stock (in thousands)                                              $285,000        $268,000       $252,900
Return on Average Common Equity (percent)                                                     13.61           13.86          13.94
Total Assets (in thousands)                                                              $8,744,360      $8,459,217     $8,248,683
Gross Property Additions (in thousands)                                                    $551,781        $536,785       $435,843
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                      $2,690,374      $2,614,405     $2,526,348
Preferred stock                                                                             440,400         440,400        440,400
Preferred stock subject to mandatory redemption                                                   -               -              -
Long-term debt                                                                            2,374,948       2,455,013      2,362,852
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            $5,505,722      $5,509,818     $5,329,600
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                            48.9            47.4           47.4
Preferred stock                                                                                 8.0             8.0            8.3
Long-term debt                                                                                 43.1            44.6           44.3
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                 100.0           100.0          100.0
===================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                            -         150,000        860,000
Retired                                                                                           -          20,387        699,788
Preferred Stock (in thousands):
Issued                                                                                            -               -        158,000
Retired                                                                                           -               -        207,000
-----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                     A1              A1             A1
     Standard and Poor's                                                                         A+               A              A
     Duff & Phelps                                                                               A+              A+             A+
Preferred Stock -
     Moody's                                                                                     a2              a2             a2
     Standard and Poor's                                                                          A              A-             A-
     Duff & Phelps                                                                                A              A-             A-
-----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                               1,058,197       1,042,974      1,027,130
Commercial                                                                                  166,480         162,239        157,337
Industrial                                                                                    5,338           5,341          5,391
Other                                                                                           725             716            713
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                     1,230,740       1,211,270      1,190,571
===================================================================================================================================
Employees (year-end)                                                                          7,261           7,996          8,009


                                       28


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1995 Annual Report


===================================================================================================================================
                                                                                               1992            1991           1990
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                        $2,846,840      $2,846,794     $2,722,424
Net Income after Dividends
     on Preferred Stock (in thousands)                                                     $338,555        $339,666       $312,803
Cash Dividends on Common Stock (in thousands)                                              $273,300        $232,900       $220,800
Return on Average Common Equity (percent)                                                     14.02           14.55          14.00
Total Assets (in thousands)                                                              $6,593,618      $6,549,462     $6,362,293
Gross Property Additions (in thousands)                                                    $367,463        $397,011       $444,680
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                      $2,443,493      $2,387,198     $2,280,590
Preferred stock                                                                             489,400         484,400        484,400
Preferred stock subject to mandatory redemption                                                   -               -         12,500
Long-term debt                                                                            2,202,473       2,382,635      2,397,931
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            $5,135,366      $5,254,233     $5,175,421
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                            47.6            45.4           44.1
Preferred stock                                                                                 9.5             9.2            9.6
Long-term debt                                                                                 42.9            45.4           46.3
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                 100.0           100.0          100.0
===================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                      745,000         250,000              -
Retired                                                                                     931,797         227,695         33,122
Preferred Stock (in thousands):
Issued                                                                                      150,000               -              -
Retired                                                                                     145,000          17,500          5,000
-----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                     A1              A1             A1
     Standard and Poor's                                                                          A               A              A
     Duff & Phelps                                                                                A               A              A
Preferred Stock -
     Moody's                                                                                     a2              a2             a2
     Standard and Poor's                                                                         A-              A-             A-
     Duff & Phelps                                                                               A-              A-             A-
-----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                               1,012,294         997,585        985,566
Commercial                                                                                  152,530         148,228        144,340
Industrial                                                                                    5,434           5,496          5,322
Other                                                                                           704             697            690
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                     1,170,962       1,152,006      1,135,918
===================================================================================================================================
Employees (year-end)                                                                          8,116           8,513          9,473

                                       29A



SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1995 Annual Report


=================================================================================================================================
                                                                                     1989               1988                1987
---------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                              $2,629,354         $2,476,626          $2,574,634
Net Income after Dividends
     on Preferred Stock (in thousands)                                           $311,146           $283,475            $257,239
Cash Dividends on Common Stock (in thousands)                                    $217,300           $212,700            $201,100
Return on Average Common Equity (percent)                                           14.53              14.03               13.56
Total Assets (in thousands)                                                    $6,279,431         $6,180,945          $5,912,000
Gross Property Additions (in thousands)                                          $459,199           $643,892            $600,589
---------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                            $2,188,811         $2,094,815          $1,946,747
Preferred stock                                                                   484,400            484,400             384,400
Preferred stock subject to mandatory redemption                                    17,500             22,500              27,500
Long-term debt                                                                  2,435,129          2,496,492           2,386,258
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                  $5,125,840         $5,098,207          $4,744,905
=================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                  42.7               41.1                41.0
Preferred stock                                                                       9.8                9.9                 8.7
Long-term debt                                                                       47.5               49.0                50.3
---------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                       100.0              100.0               100.0
=================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                  -            150,000             200,000
Retired                                                                            75,650             42,445             108,082
Preferred Stock (in thousands):
Issued                                                                                  -            100,000                   -
Retired                                                                             5,000              2,500               5,000
---------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                           A1                 A1                  A1
     Standard and Poor's                                                                A                  A                   A
     Duff & Phelps                                                                      A                  6                   6
Preferred Stock -
     Moody's                                                                           a2                 a2                  a2
     Standard and Poor's                                                               A-                 A-                  A-
     Duff & Phelps                                                                     A-                  7                   7
---------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                       974,622            964,581             950,101
Commercial                                                                        141,265            137,955             134,533
Industrial                                                                          5,200              5,120               4,955
Other                                                                                 684                678                 713
---------------------------------------------------------------------------------------------------------------------------------
Total                                                                           1,121,771          1,108,334           1,090,302
=================================================================================================================================
Employees (year-end)                                                                9,698             10,302              10,457


                                      29B



SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1995 Annual Report


===========================================================================================================================
                                                                                                  1986                1985
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                           $2,549,574          $2,518,699
Net Income after Dividends
     on Preferred Stock (in thousands)                                                        $273,456            $264,562
Cash Dividends on Common Stock (in thousands)                                                 $191,300            $185,700
Return on Average Common Equity (percent)                                                        15.12               15.41
Total Assets (in thousands)                                                                 $5,570,653          $5,722,263
Gross Property Additions (in thousands)                                                       $553,767            $568,073
---------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                         $1,847,608          $1,770,156
Preferred stock                                                                                384,400             384,400
Preferred stock subject to mandatory redemption                                                 30,000              35,000
Long-term debt                                                                               2,210,108           2,349,373
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                               $4,472,116          $4,538,929
===========================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                               41.3                39.0
Preferred stock                                                                                    9.3                 9.3
Long-term debt                                                                                    49.4                51.7
---------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                    100.0               100.0
===========================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                         125,000                   -
Retired                                                                                        405,765              39,460
Preferred Stock (in thousands):
Issued                                                                                               -                   -
Retired                                                                                         42,224                   -
---------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                        A1                  A1
     Standard and Poor's                                                                             A                   A
     Duff & Phelps                                                                                   6                   6
Preferred Stock -
     Moody's                                                                                        a2                  a2
     Standard and Poor's                                                                            A-                  A-
     Duff & Phelps                                                                                   7                   7
---------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                                    934,798             918,777
Commercial                                                                                     130,540             126,644
Industrial                                                                                       4,725               4,619
Other                                                                                              697                 755
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                        1,070,760           1,050,795
===========================================================================================================================
Employees (year-end)                                                                            10,367              10,212


                                       29C



SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1995 Annual Report

===================================================================================================================================
                                                                                               1995            1994           1993
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $997,069        $913,146       $947,277
Commercial                                                                                  670,453         647,202        634,895
Industrial                                                                                  805,596         803,587        832,938
Other                                                                                        13,619          13,515         13,344
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                              2,486,737       2,377,450      2,428,454
Sales for resale - non-affiliates                                                           370,140         354,760        364,105
Sales for resale - affiliates                                                               127,730         164,762        181,975
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  2,984,607       2,896,972      2,974,534
Other revenues                                                                               40,167          38,170         33,075
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $3,024,774      $2,935,142     $3,007,609
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              14,383,231      13,183,147     13,185,062
Commercial                                                                               10,043,220       9,645,798      9,185,462
Industrial                                                                               19,862,577      19,479,364     18,595,237
Other                                                                                       186,848         185,876        181,673
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                             44,475,876      42,494,185     41,147,434
Sales for resale - non-affiliates                                                         8,046,189       6,775,176      7,143,672
Sales for resale - affiliates                                                             6,705,174       8,432,533      8,081,324
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    59,227,239      57,701,894     56,372,430
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    6.93            6.93           7.18
Commercial                                                                                     6.68            6.71           6.91
Industrial                                                                                     4.06            4.13           4.48
Total retail                                                                                   5.59            5.59           5.90
Sales for resale                                                                               3.38            3.42           3.59
Total sales                                                                                    5.04            5.02           5.28
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            13,686          12,746         12,936
Residential Average Annual Revenue
 Per Customer                                                                               $948.71         $882.88        $929.36
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                      10,831          10,431         10,431
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        7,958           8,217          7,152
Summer                                                                                       10,090           9,028          9,457
Annual Load Factor (percent) (Note 2)                                                          59.2            62.2           58.6
Plant Availability (percent):
Fossil-steam                                                                                   88.3            86.9           89.7
Nuclear                                                                                        81.1            92.5           86.6
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           67.1            62.9           63.9
Nuclear                                                                                        17.1            21.7           20.1
Hydro                                                                                           7.0             8.4            6.9
Oil and gas                                                                                     0.4               *              *
Purchased power -
     From non-affiliates                                                                        2.7             1.3            1.1
     From affiliates                                                                            5.7             5.7            8.0
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0           100.0          100.0
===================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                          10,025           9,961         10,003
Cost of fuel per million BTU (cents)                                                         148.68          157.62         173.66
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.49            1.57           1.74
===================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.
                                                                30


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1995 Annual Report

===================================================================================================================================
                                                                                               1992            1991           1990
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $845,660        $864,347       $825,645
Commercial                                                                                  589,816         582,730        551,634
Industrial                                                                                  800,311         790,224        777,580
Other                                                                                        12,734          12,662         12,103
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                              2,248,521       2,249,963      2,166,962
Sales for resale - non-affiliates                                                           407,791         407,912        434,996
Sales for resale - affiliates                                                               158,088         159,375         93,473
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  2,814,400       2,817,250      2,695,431
Other revenues                                                                               32,440          29,544         26,993
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $2,846,840      $2,846,794     $2,722,424
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              12,069,268      12,324,898     11,996,794
Commercial                                                                                8,629,869       8,526,131      8,201,534
Industrial                                                                               18,260,274      17,511,579     17,713,153
Other                                                                                       176,798         174,760        170,420
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                             39,136,209      38,537,368     38,081,901
Sales for resale - non-affiliates                                                         8,382,571       8,810,442     10,277,060
Sales for resale - affiliates                                                             7,210,697       7,784,285      4,519,275
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    54,729,477      55,132,095     52,878,236
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    7.01            7.01           6.88
Commercial                                                                                     6.83            6.83           6.73
Industrial                                                                                     4.38            4.51           4.39
Total retail                                                                                   5.75            5.84           5.69
Sales for resale                                                                               3.63            3.42           3.57
Total sales                                                                                    5.14            5.11           5.10
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            12,017          12,435         12,256
Residential Average Annual Revenue
 Per Customer                                                                               $842.00         $872.04        $843.50
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                      10,431          10,539          9,879
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        7,077           6,586          6,293
Summer                                                                                        8,801           8,627          8,878
Annual Load Factor (percent) (Note 2)                                                          59.6            59.9           57.4
Plant Availability (percent):
Fossil-steam                                                                                   88.9            93.1           92.2
Nuclear                                                                                        80.2            87.0           86.5
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           64.3            61.5           57.0
Nuclear                                                                                        19.0            20.8           21.6
Hydro                                                                                           8.5             8.2            8.7
Oil and gas                                                                                       *               *            0.1
Purchased power -
     From non-affiliates                                                                        1.2             1.6            0.9
     From affiliates                                                                            7.0             7.9           11.7
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0           100.0          100.0
===================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                          10,000           9,985         10,072
Cost of fuel per million BTU (cents)                                                         164.57          170.49         171.55
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.65            1.70           1.73
===================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.
                                                                31A



SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1995 Annual Report

================================================================================================================================
                                                                                     1989               1988                1987
--------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                     $781,982           $761,805            $759,957
Commercial                                                                       533,487            510,910             501,088
Industrial                                                                       762,274            738,755             721,298
Other                                                                             11,743             11,255              10,968
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                   2,089,486          2,022,725           1,993,311
Sales for resale - non-affiliates                                                409,202            355,362             443,880
Sales for resale - affiliates                                                    104,488             76,691             118,746
--------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                       2,603,176          2,454,778           2,555,937
Other revenues                                                                    26,178             21,848              18,697
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                         $2,629,354         $2,476,626          $2,574,634
================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                   11,346,736         11,332,285          11,149,225
Commercial                                                                     7,915,685          7,711,092           7,476,924
Industrial                                                                    17,360,791         16,881,342          15,969,075
Other                                                                            166,485            165,122             159,422
--------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                  36,789,697         36,089,841          34,754,646
Sales for resale - non-affiliates                                             10,292,329          7,905,750          10,523,554
Sales for resale - affiliates                                                  5,048,743          3,551,142           4,963,997
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                         52,130,769         47,546,733          50,242,197
================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                         6.89               6.72                6.82
Commercial                                                                          6.74               6.63                6.70
Industrial                                                                          4.39               4.38                4.52
Total retail                                                                        5.68               5.60                5.74
Sales for resale                                                                    3.35               3.77                3.63
Total sales                                                                         4.99               5.16                5.09
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                 11,717             11,839              11,848
Residential Average Annual Revenue
 Per Customer                                                                    $807.50            $795.84             $807.61
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                            9,879              9,279               9,337
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                             7,264              6,377               6,138
Summer                                                                             8,256              7,991               7,886
Annual Load Factor (percent) (Note 2)                                               59.5               59.6                58.3
Plant Availability (percent):
Fossil-steam                                                                        90.7               91.3                90.2
Nuclear                                                                             83.1               91.9                83.3
--------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                54.1               53.9                52.5
Nuclear                                                                             21.0               26.1                21.7
Hydro                                                                               11.0                4.8                 6.3
Oil and gas                                                                          0.1                0.1                 0.2
Purchased power -
     From non-affiliates                                                             1.8                0.5                 0.2
     From affiliates                                                                12.0               14.6                19.1
--------------------------------------------------------------------------------------------------------------------------------
Total                                                                              100.0              100.0               100.0
================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                               10,061             10,137              10,214
Cost of fuel per million BTU (cents)                                              172.20             168.21              176.72
Average cost of fuel per net kilowatt-hour generated (cents)                        1.73               1.71                1.80
================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.




                                      31B



SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1995 Annual Report

===========================================================================================================================
                                                                                                  1986                1985
---------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                   $738,864            $684,970
Commercial                                                                                     481,676             453,651
Industrial                                                                                     705,395             717,078
Other                                                                                           10,811              10,129
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                                                 1,936,746           1,865,828
Sales for resale - non-affiliates                                                              472,938             539,343
Sales for resale - affiliates                                                                  120,911              95,733
---------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                     2,530,595           2,500,904
Other revenues                                                                                  18,979              17,795
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                       $2,549,574          $2,518,699
===========================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                                 10,606,698           9,814,814
Commercial                                                                                   7,015,589           6,593,645
Industrial                                                                                  15,025,806          15,215,276
Other                                                                                          153,282             146,119
---------------------------------------------------------------------------------------------------------------------------
Total retail                                                                                32,801,375          31,769,854
Sales for resale - non-affiliates                                                            9,064,049          12,158,464
Sales for resale - affiliates                                                                4,456,360           3,588,338
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                       46,321,784          47,516,656
===========================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                       6.97                6.98
Commercial                                                                                        6.87                6.88
Industrial                                                                                        4.69                4.71
Total retail                                                                                      5.90                5.87
Sales for resale                                                                                  4.39                4.03
Total sales                                                                                       5.46                5.26
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                               11,457              10,781
Residential Average Annual Revenue
 Per Customer                                                                                  $798.09             $752.43
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                          9,337               9,337
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                           6,257               6,191
Summer                                                                                           7,892               7,570
Annual Load Factor (percent) (Note 2)                                                             56.2                57.2
Plant Availability (percent):
Fossil-steam                                                                                      88.5                90.5
Nuclear                                                                                           83.8                81.0
---------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                              58.8                55.7
Nuclear                                                                                           23.8                22.4
Hydro                                                                                              4.2                 6.2
Oil and gas                                                                                        0.1                 0.1
Purchased power -
     From non-affiliates                                                                           2.0                 1.7
     From affiliates                                                                              11.1                13.9
---------------------------------------------------------------------------------------------------------------------------
Total                                                                                            100.0               100.0
===========================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                             10,209              10,229
Cost of fuel per million BTU (cents)                                                            179.65              185.74
Average cost of fuel per net kilowatt-hour generated (cents)                                      1.83                1.90
===========================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


                                       31C
